Exhibit 10(a)
SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION
This summary sets forth the compensation of the Directors of Kimball International, Inc. (the “Company”). The summary also includes compensation of the Chief Executive Officer, Chief Financial Officer, and the Company’s three other most highly compensated executive officers for the fiscal year ended June 30, 2018 (the “Named Executive Officers”).
For a detailed description of the compensation arrangements that the Directors and Named Executive Officers participate in, refer to the Company’s most recent Proxy Statement filed with the Securities and Exchange Commission.
Director Compensation
All non-employee Directors receive cash compensation of $75,000 per year and unrestricted shares of the Company's Class B common stock (the “Common Stock”) valued at $50,000 per year, for annual total compensation valued at $125,000. The Lead Independent Director, the Chairperson of the Audit Committee, and the Chairperson of the Compensation and Governance Committee each receive an additional $10,000 in cash compensation per year for a total of $135,000 due to the extra requirements of their roles. The fees are paid and stock awards are issued in quarterly installments.
Directors are required to receive at least 50% of the cash component of their compensation in shares of Common Stock until they attain the minimum level of stock ownership required for a Director under the Company’s Stock Ownership Guidelines which is three times the total annual fees earned. The Directors can also elect to receive any or all of the cash component of their compensation in shares of Common Stock under the Company’s 2017 Stock Incentive Plan. Directors are also reimbursed for travel expenses incurred in connection with Board of Directors (the “Board”) and Committee meeting attendance.
A non-employee Director is a Director who is not an employee of the Company or one of its subsidiaries. Robert F. Schneider, Chief Executive Officer, is a Director of the Company but does not receive compensation for his service as Director. However, following Mr. Schneider's retirement as Chief Executive Officer, he will be considered a non-employee Director for the time period he remains on the Company's Board and will be compensated as such.
Named Executive Officer Compensation
Base Pay
Periodically, the Compensation and Governance Committee of the Board of Directors reviews and approves the salaries that are paid to the Company’s executive officers. The following are the current annualized base salaries for the Company’s Named Executive Officers:

Robert F. Schneider, Chairman of the Board, Chief Executive Officer (1)	$2,400,000
Michelle R. Schroeder, Vice President, Chief Financial Officer	$327,000
Donald W. Van Winkle, President, Chief Operating Officer	$411,500
Lonnie P. Nicholson, Vice President, Chief Administrative Officer	$303,000
Michael S. Wagner, Vice President; President, Kimball	$316,500

(1) As compensation for Mr. Schneider agreeing to forgo any cash incentive and equity compensation grants for fiscal year 2019, Mr. Schneider’s base salary increased from the annualized rate of $612,000 to an annualized rate of $2,400,000, effective from July 2, 2018 through his retirement.

Cash Incentive Compensation
Each of the Named Executive Officers was eligible to participate in the Company’s 2016 Annual Cash Incentive Plan (the “Plan”) for fiscal year 2018. A long-standing component of the Company’s Plan is that it is linked to Company-wide and business unit performance which adjusts compensation expense as profits change. Under the Plan, cash incentives are accrued annually and paid in two installments over the succeeding fiscal year. The Plan was amended on May 7, 2018 to make the full fiscal year 2018 cash incentive payable in August 2018. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant’s employment agreement, participants must be actively employed on each payment date to be eligible to receive any unpaid cash incentive installment. The total amount of cash incentives accrued and authorized to be paid to the Named Executive Officers based on the Company’s fiscal year 2018 results is listed below, which amounts were paid in full in August 2018.

Robert F. Schneider, Chairman of the Board, Chief Executive Officer	$428,077
Michelle R. Schroeder, Vice President, Chief Financial Officer	$163,354
Donald W. Van Winkle, President, Chief Operating Officer	$246,662
Lonnie P. Nicholson, Vice President, Chief Administrative Officer	$150,000
Michael S. Wagner, Vice President; President, Kimball	$113,859
Stock Compensation
The Named Executive Officers may also receive a variety of stock incentive benefits under the 2017 Stock Incentive Plan, which became effective upon shareowner approval on October 31, 2017, consisting of: stock unit awards, restricted stock awards, stock options, stock appreciation rights, and other stock-based awards, each of which may include performance-based conditions. Prior to October 31, 2017, Named Executive Officers were eligible to receive the following types of awards: restricted stock, restricted share units, unrestricted share grants, incentive stock options, nonqualified stock options, stock appreciation rights, performance shares, and performance units under the Company's Amended and Restated 2003 Stock Option and Incentive Plan.
Performance Shares
Performance shares include both an annual performance share (“APS”) award and a long-term performance share (“LTPS”) award with one-fifth (1/5) of the LTPS award vesting annually over the succeeding five-year period. APS awards vested in June 2018 and include awards granted during fiscal year 2018, while LTPS awards vested in August 2018 and include awards granted in prior fiscal years. The following table summarizes the annual and long-term performance shares issued in Common Stock to the Company’s Named Executive Officers, which vested in June 2018 and August 2018, respectively, and were earned based on fiscal year 2018 performance:

	APS Award (number of shares issued) (1)	LTPS Award (number of shares issued) (1)
Robert F. Schneider, Chairman of the Board, Chief Executive Officer	7,937	13,216
Michelle R. Schroeder, Vice President, Chief Financial Officer	2,288	3,648
Donald W. Van Winkle, President, Chief Operating Officer	6,440	13,216
Lonnie P. Nicholson, Vice President, Chief Administrative Officer	719	13,216
Michael S. Wagner, Vice President; President, Kimball	1,845	2,656

(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.
The following table summarizes the target number of APS awarded in July 2018 to the Company’s Named Executive Officers for fiscal year 2019, which vest on June 30, 2019:

APS Award (target number of shares)
Michelle R. Schroeder, Vice President, Chief Financial Officer	998
Donald W. Van Winkle, President, Chief Operating Officer	2,746
Lonnie P. Nicholson, Vice President, Chief Administrative Officer	924
Michael S. Wagner, Vice President; President, Kimball	966
The number of APS to be issued will depend upon the Company’s return on capital during fiscal year 2019, with a percentage payout up to a maximum of 200% of the target number set forth above, while the number of LTPS to be issued for fiscal year 2019 performance will depend upon the percentage payout under the Plan.
Restricted Share Units
Restricted stock unit (“RSU”) awards are structured to facilitate employee retention and increase share ownership, driving greater alignment with the Company’s shareowners. Dividends accrue on the RSUs and are added to the total value of the RSUs at the time of vesting.
The following table summarizes the number of shares of Common Stock issued to the Company’s Named Executive Officers upon the vesting of RSUs that were awarded in July 2015 and vested in June 2018:

	RSU Award (number of shares issued) (1)	Accumulated Dividends on RSU Award (number of shares issued) (1) (2)
Robert F. Schneider, Chairman of the Board, Chief Executive Officer	20,779	952
Michelle R. Schroeder, Vice President, Chief Financial Officer	3,276	151
Donald W. Van Winkle, President, Chief Operating Officer	12,495	573
Lonnie P. Nicholson, Vice President, Chief Administrative Officer	812	38
Michael S. Wagner, Vice President; President, Kimball	8,974	411

(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.
(2) Represents shares of Common Stock issued pursuant to the RSU Agreement determined by dividing the accumulated dividends by the closing price of the Common Stock on the vesting date.
The following table summarizes the number of RSUs awarded in May 2018 and July 2018 to the Company’s Named Executive Officers:

RSU Award (number of shares)
Robert F. Schneider, Chairman of the Board, Chief Executive Officer (1)	33,265
Michelle R. Schroeder, Vice President, Chief Financial Officer	12,925
Donald W. Van Winkle, President, Chief Operating Officer	44,803
Lonnie P. Nicholson, Vice President, Chief Administrative Officer	18,577
Michael S. Wagner, Vice President; President, Kimball	14,413

(1) Mr. Schneider's awards were granted in May 2018 pursuant to the terms of the Amendment to Executive’s Terms of Employment, in conjunction with his announced retirement.
The RSU awards granted to the Company’s Named Executive Officers during July 2018 are time vested and contained three tranches, with the first tranche vesting as of June 30, 2019, the second tranche vesting as of June 30, 2020, and the third tranche vesting as of June 30, 2021, except for the grant of RSU awards associated with Mr. Schneider’s Amendment to Executive’s Terms of Employment awarded on May 7, 2018 which vest in two annual installments beginning on June 30, 2019.
Relative Total Shareholder Return (“RTSR”) Performance Units
RTSR awards act as an incentive to drive long-term stock price appreciation. Named Executive Officers will earn from 0% to 200% of the target award depending upon how the compound annual growth rate of the Company’s Common Stock ranks within the designated peer group at the end of the performance period.
The following table summarizes the number of shares of Common Stock issued to the Company’s Named Executive Officers upon the vesting of RTSR awards that were awarded in July 2015 and vested in June 2018:

RTSR Award (number of shares issued) (1)
Robert F. Schneider, Chairman of the Board, Chief Executive Officer	24,106
Michelle R. Schroeder, Vice President, Chief Financial Officer	4,407
Donald W. Van Winkle, President, Chief Operating Officer	7,300
Lonnie P. Nicholson, Vice President, Chief Administrative Officer	1,722

(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.

The following table summarizes the target number of RTSR shares awarded in July 2018 to the Company’s Named Executive Officers, which vest on June 30, 2021:

RTSR Award (target number of shares)
Michelle R. Schroeder, Vice President, Chief Financial Officer	3,091
Donald W. Van Winkle, President, Chief Operating Officer	5,132
Lonnie P. Nicholson, Vice President, Chief Administrative Officer	1,480
Retirement Plans
The Named Executive Officers participate in a defined contribution, participant-directed retirement plan that all domestic employees are eligible to participate in (the “Retirement Plan”). The Retirement Plan provides for voluntary employee contributions as well as a discretionary Company contribution which is determined annually by the Compensation and Governance Committee of the Board of Directors. Each eligible employee’s Company contribution is defined as a percent of eligible compensation, the percent being identical for all eligible employees, including Named Executive Officers. Participant contributions are fully vested immediately, and Company contributions are fully vested after five years of participation. All Named Executive Officers are fully vested. The Retirement Plan is fully funded. For those eligible employees who, under the 1986 Tax Reform Act, are deemed to be highly compensated, their individual Company contribution under the Retirement Plan is reduced. For employees who are eligible, including all Named Executive Officers, there is a nonqualified, Supplemental Employee Retirement Plan (“SERP”) in which the Company contributes to the account of each individual an amount equal to the reduction in the contribution under the Retirement Plan arising from the provisions of the 1986 Tax Reform Act. The SERP investment is primarily composed of employee contributions.
Employment and Change-in-Control Agreements
The Company has outstanding change-in-control agreements and employment agreements which include compensatory provisions with each of the Named Executive Officers. These agreements are intended to align with competitive practices within the industries in which the Company operates and are designed to enhance the retention of executives and protect the interests of the Company by way of restrictive covenants. The agreements determine the amount and timing of compensation payable to Named Executive Officers in the event of termination of employment under various circumstances.
In conjunction with the announcement of Mr. Schneider's retirement, the Company entered into an Amendment to Executive’s Terms of Employment with Mr. Schneider, adjusting components of Mr. Schneider’s compensation package to incentivize him to stay through the time period necessary to appoint his replacement.